Exhibit 3.2

FIFTH AMENDED AND RESTATED

BY-LAWS

OF

DOMINO’S PIZZA, INC.

(as of April 23, 2025)

TABLE OF CONTENTS

ARTICLE 1 - OFFICES	1
1.1 Registered Offices	1
1.2 Other Offices	1
1.3 Books	1

ARTICLE 2 - STOCKHOLDERS	1

2.1 Place of Meetings	1
2.2 Annual Meeting	1
2.3 Special Meetings; Notice	1
2.4 Notice of Meetings	4
2.5 Voting List	4
2.6 Quorum	5
2.7 Adjournments	5
2.8 Voting and Proxies	5
2.9 Proxy Representation	5
2.10 Action at Meeting	5
2.11 Nomination of Directors	6
2.12 Advance Notice of Business at Meetings	8
2.13 Action without Meeting	9
2.14 Organization	9
2.15 Rule 14a-19(b)	9
2.16 Proxy Access	9

ARTICLE 3 - DIRECTORS	14

3.1 General Powers	14
3.2 Number; Election and Qualification	14
3.3 Terms of Office	14
3.4 Vacancies	15
3.5 Resignation	15
3.6 Regular Meetings	15
3.7 Special Meetings	15
3.8 Notice of Special Meetings	15
3.9 Meetings by Telephone Conference Calls	15
3.10 Quorum	15
3.11 Action at Meeting	15
3.12 Action by Consent	15
3.13 Removal	16
3.14 Committees	16
3.15 Compensation of Directors	16

ARTICLE 4 - OFFICERS	16

4.1 Enumeration	16
4.2 Election	17

4.3 Qualification	17
4.4 Tenure	17
4.5 Resignation and Removal	17
4.6 Vacancies	17
4.7 Chairman of the Board	17
4.8 Chief Executive Officer	17
4.9 President	17
4.10 Chief Financial Officer	17
4.11 Vice Presidents	18
4.12 Controllers	18
4.13 Secretary	18
4.14 Treasurer	18
4.15 Other Officers, Assistant Officers and Agents	18
4.16 Salaries	18

ARTICLE 5 - CAPITAL STOCK	18

5.1 Issuance of Stock	18
5.2 Certificates of Stock	18
5.3 Transfers	19
5.4 Lost, Stolen or Destroyed Certificates	19
5.5 Record Date	19
5.6 Dividends	19

ARTICLE 6 - GENERAL PROVISIONS	19

6.1 Fiscal Year	19
6.2 Corporate Seal	19
6.3 Form of Notice	20
6.4 Waiver of Notice	20
6.5 Voting of Securities	20
6.6 Evidence of Authority	20
6.7 Certificate of Incorporation	20
6.8 Transactions with Interested Parties	20
6.9 Severability	21
6.10 Pronouns	21
6.11 Contracts	21
6.12 Loans	21
6.13 Inspection of Books and Records	21
6.14 Section Headings	21
6.15 Inconsistent Provisions	21

ARTICLE 7 - AMENDMENTS	21

7.1 By the Board of Directors	21
7.2 By the Stockholders	21

ARTICLE 1 - OFFICES

1.1 Registered Offices. The registered office of Domino’s Pizza, Inc. (the “Corporation”) in the State of Delaware shall be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address shall be The Corporation Trust Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the Board of Directors.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

1.3 Books. The books of the Corporation may be kept within or without of the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2 - STOCKHOLDERS

2.1 Place of Meetings. All meetings of stockholders shall be held at such place within or without the State of Delaware as may be designated from time to time by the Board of Directors or the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or, if not so designated, at the registered office of the Corporation.

2.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at 10:00 a.m. on the second Tuesday in April each year (unless that day be a legal holiday in the place where the meeting is to be held in which case the meeting shall be held at the same hour on the next succeeding day not a legal holiday) or at such other date and time as shall be fixed by the Board of Directors, pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, or the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these By-Laws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

2.3 Special Meetings; Notice.

(a) Special meetings of stockholders (i) may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office, or (ii) subject to the provisions of this Section 2.3 and any other applicable provisions of these By-Laws, shall be called by the Board of Directors upon the written request (a “Stockholder Special Meeting Request”) received by the Secretary of the Corporation from Requesting Stockholders (defined below) having Net Long Beneficial Ownership (defined below) (A) representing in the aggregate at least twenty-five percent (25%) (the “Requisite Percentage”) of the Corporation’s shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting (a “Stockholder Requested Special Meeting”); and (B) that have complied in full with the requirements set forth in these By-Laws.

(b) In order for a Stockholder Requested Special Meeting to be called, the Stockholder Special Meeting Request must be signed and dated by the Requesting Stockholders or their duly authorized agents who are entitled to cast not less than the Requisite Percentage of votes on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting and must be delivered to or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation at the principal executive offices of the Corporation. Any Stockholder Special Meeting Request shall set forth with particularity: (i) the name and address of the Requesting Stockholder(s) as they appear on the books of the Corporation, and if any Requesting Stockholder holds for the benefit of another, the name and address of such beneficial owner and of any Stockholder Associated Person; (ii) the class or classes and number of shares of stock of the Corporation of each class which are, directly or indirectly, owned beneficially or of record by such Requesting Stockholder or any Stockholder Associated Person, from a person and in a form acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act, or any successor or replacement rule; (iii) any Derivative Instrument (defined below) directly or indirectly owned beneficially or of record by such Requesting Stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation by the Requesting Stockholder or any Stockholder Associated Person; (iv) an agreement by each Requesting Stockholder to promptly notify the Corporation upon any decrease in the number of shares owned by such Requesting Stockholder occurring between the date on which the Stockholder Special Meeting Request is received by the Secretary of the Corporation and the date of the Stockholder Requested Stockholder Meeting and an acknowledgement by each Requesting Stockholder that the Stockholder Special Meeting Request shall be deemed to be revoked and any meeting scheduled in response may be canceled if the shares owned by the Requesting Stockholders do not represent ownership of at least the Requisite Percentage at all times between the date on which the Stockholder Special Meeting Request is received by the Secretary of the Corporation and the date of the Stockholder Requested Special Meeting; (v) as to each matter that the Requesting Stockholder seeks to bring before the Stockholder Requested Special Meeting, a brief description of such matter, the reasons for bringing such matter to be brought before the Stockholder Requested Special Meeting, the text of the matter or proposal at the Stockholder Requested Special Meeting (including the text of any resolutions proposed for consideration and in the extent that such matter or proposal includes a proposal to amend these By-Laws, the language of the proposed amendment) and any material interest that the Requesting Stockholder has in the proposal or business; and (vi) the information required by Section 2.11 of these By-Laws. The only business that may be conducted at the Stockholder Requested Special Meeting properly requested by the Requesting Stockholders shall be the business proposed in the Stockholder Meeting Special Request and set forth in the notice of such Stockholder Requested Special Meeting; provided, however, that the Board of Directors shall have the authority in its sole and final discretion to submit additional matters in the notice for such Stockholder Requested Special Meeting and to cause other business to be transacted at such Stockholder Requested Special Meeting.

(c) After receiving a Stockholder Special Meeting Request, the Board of Directors shall determine in good faith whether the Requesting Stockholders have satisfied the requirements set forth in these By-Laws, which determination shall be conclusive and binding, and the Corporation shall notify the Requesting Stockholders of the Board of Directors’ determination. If the Board of Directors determines that the Stockholder Special Meeting Request complies with the provisions of these By-Laws and that the proposal to be considered or business to be conducted is a proper subject for stockholder action under applicable law, the Corporation’s Certificate of Incorporation, or these By-Laws, the Board of Directors shall call and send notice of a Stockholder Requested Special Meeting for the purpose(s) set forth in the Stockholder Special Meeting Request, as well as any additional purpose(s) deemed advisable in the sole and final discretion of the Board of Directors in accordance with Section 2.4 of these By-Laws. The Board of Directors shall determine the place, if any, date and time for such Stockholder Requested Special Meeting, which date shall be not later than ninety (90) days after the date on which the Board of Directors determines that the Stockholder Special Meeting Request satisfies the requirements set forth in these By-Laws. The Board of Directors shall also set a record date for the determination of stockholders entitled to vote at such Stockholder Requested Special Meeting in the manner set forth in Section 5.5 of these By-Laws. Each Requesting Stockholder is required to update the information required by this Section 2.3 as of a date within ten (10) business days after such record date and as of a date within five business days before the date of such Stockholder Requested Special Meeting. The Board of Directors may adjourn, postpone, reschedule, or, if in accordance with these By-Laws, cancel any Stockholder Requested Special Meeting previously scheduled pursuant to this Section 2.3.

(d) In determining whether a Stockholder Requested Special Meeting has been requested by Requesting Stockholders representing in the aggregate at least the Requisite Percentage, multiple Stockholder Special Meeting Requests received by the Secretary of the Corporation will be considered together only if: (i) each Stockholder Special Meeting Request identifies substantially the same purpose or purposes of, and substantially the same matters proposed to be acted on at, the Stockholder Requested Special Meeting (in each case as determined in good faith in the sole and final discretion of the Board of Directors), which, for the avoidance of doubt, if such purpose is the removal of directors, will mean that the exact same person or persons are proposed for removal in each relevant request; and (ii) such Stockholder Special Meeting Requests have been dated and received by the Secretary of the Corporation within 30 days of the earliest dated Stockholder Special Meeting Request that was submitted in accordance with the requirements of this Section 2.3.

(e) Notwithstanding the foregoing provisions of this Section 2.3, the Board of Directors shall not be required to call a Stockholder Requested Special Meeting if: (i) the Stockholder Special Meeting Request does not strictly comply with each applicable requirement of these By-Laws; (ii) the business specified in the Stockholder Special Meeting Request is not a proper subject for stockholder action under applicable law, the Certificate of Incorporation, or these By-Laws; (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Secretary receives the Stockholder Special Meeting Request and the Board of Directors determines that the business of such meeting includes, among any other matters properly brought before the annual or special meeting) an identical or substantially similar item of business as the business specified in the Stockholder Special Meeting Request (“Similar Business”); (iv) the Stockholder Special Meeting Request is received by the Secretary during the period commencing ninety (90) days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders; (v) Similar Business was presented at any meeting of stockholders held within one hundred twenty (120) days prior to receipt by the Secretary of the Stockholder Special Meeting Request; (vi) two or more Stockholder Requested Special Meetings have been held within the twelve-month period prior to the date the Stockholder Special Meeting Request is received by the Secretary; (vii) the Stockholder Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Act (defined below) or other applicable law; or (viii) any information submitted pursuant to this Section 2.3 by any Requesting Stockholder is inaccurate in any material respect. For purposes of this Section 2.3, the removal of directors shall be “Similar Business” with respect to all items of business involving the nomination, election, or removal of directors, the changing of the size of the Board of Directors, and the filling of vacancies and/or newly created directorships. In addition, if none of the Requesting Stockholders who submitted a Stockholder Special Meeting Request appears or sends a qualified representative to present the matters for consideration that were specified in the Stockholder Special Meeting Request, the Corporation need not present such matter for a vote at such Stockholder Requested Special Meeting regardless of whether proxies have been solicited with respect to such matters.

(f) Any stockholder who submitted a Stockholder Special Meeting Request may revoke its written request by written revocation received by the Secretary at the principal executive offices of the Corporation at any time prior to the Stockholder Requested Special Meeting. A Stockholder Special Meeting Request shall be deemed revoked and any meeting scheduled in response may be canceled if the Requesting Stockholders do not continue to have Net Long Beneficial Ownership of at least the Requisite Percentage at all times between the date the Stockholder Special Meeting Request is received by the Secretary and the date of the applicable Stockholder Requested Special Meeting, and each Requesting Stockholder shall promptly notify the Secretary of any decrease in Net Long Beneficial Ownership by such Requesting Stockholder. If, as a result of any revocations, there are no longer valid unrevoked written Stockholder Special Meeting Requests from Requesting Stockholders holding the Requisite Percentage, there shall be no requirement to call or hold the Stockholder Requested Special Meeting.

(g) The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.3 and to make any and all determinations necessary or advisable to apply this Section 2.3 to any persons, facts or circumstances, including but not limited to the power to determine whether: (i) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the Requisite Percentage of this Section 2.3; whether a Stockholder Special Meeting Request complies with the requirements of this Section 2.3; and whether any and all requirements of this Section 2.3 have been satisfied. The Board of Directors and any other person or body authorized by the Board of Directors may require a Requesting Stockholder to furnish any additional information as may be reasonably required by the Board of Directors, as determined solely and exclusively by the Board of Directors with such determination being final and binding, to permit the Board of Directors (and any other person or body authorized by the Board of Directors) to make any such interpretation or determination, and each Requesting Stockholder shall provide such information to the Board of Directors within ten (10) business days of such request. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including without limitation the Corporation and all Requesting Stockholders.

(h) Definitions:

(i) “Net Long Beneficial Ownership” shall mean those shares of common stock of the Corporation as to which a stockholder possesses both (x) the full voting and investment rights pertaining to the shares and (y) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that Net Long Beneficial Ownership shall not include any shares (A) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or affiliate. Net Long Beneficial Ownership shall include shares held by the stockholder in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. For purposes of determining Net Long Beneficial Ownership, a stockholder’s ownership of shares shall be deemed to continue during any period (x) in which shares have been loaned if the person claiming ownership may recall such loaned shares on no more than five business days’ notice or (y) in which any voting power has been delegated by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time without condition. For purposes of this Section 2.3(h), the terms “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations promulgated under the Act (defined below).

(ii) “Requesting Stockholder” shall mean the holder of record of shares of common stock of the Corporation submitting a Special Meeting Request and the beneficial owner of common stock of the Corporation, if any, on whose behalf such Special Meeting Request is made; provided that, with respect to the informational requirements of clauses (iii) and (iv) of Section 2.3(b) of these By-Laws, if the record holder of such common stock of the Corporation is acting solely as a nominee of the beneficial owner thereof and is making the Special Meeting Request solely on behalf of and at the direction of such beneficial owner, Requesting Stockholder shall mean only such beneficial owner.

2.4 Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

2.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a ten (10) day period ending on the day before the meeting date, at a place within the city where the meeting is to be held.

2.6 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum, or, if no stockholder is present, by any officer entitled to preside at or to act as Secretary of such meeting. It shall not be necessary to notify any stockholder of any adjournment of less than thirty (30) days if the time and place of the adjourned meeting are provided in accordance with the Delaware General Corporation Law (the “DGCL”), unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting and Proxies. Except as otherwise provided by the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these By-Laws, each stockholder shall have one vote for each share of capital stock entitled to vote and held of record by such stockholder. To the extent permitted by law, each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote or act for him or her by proxy, which proxy may be authorized in writing, by telephone or by electronic means by the stockholder or his or her authorized agent. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

2.9 Proxy Representation. Every stockholder may authorize another person or persons to act for him or her by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, objecting to or voting or participating at a meeting, or expressing consent or dissent without a meeting. The delivery of a proxy on behalf of a stockholder consistent with telephonic or electronically transmitted instructions obtained pursuant to procedures of the Corporation reasonably designed to verify that such instructions have been authorized by such stockholder shall constitute execution and delivery of the proxy by or on behalf of the stockholder. No proxy shall be voted or acted upon after three (3) years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. The authorization of a proxy may but need not be limited to specified action, provided, however, that if a proxy limits its authorization to a meeting or meetings of stockholders, unless otherwise specifically provided such proxy shall entitle the holder thereof to vote at any adjourned session but shall not be valid after the final adjournment thereof. A proxy purporting to be authorized by or on behalf of a stockholder, if accepted by the Corporation in its discretion, shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

2.10 Action at Meeting. When a quorum is present at any meeting, a plurality of the votes properly cast for election to any office shall elect to such office and a majority of the votes properly cast upon any question other than an election to an office shall decide the question, except when a larger vote is required by law, by the Certificate of Incorporation or by these By-Laws. No ballot shall be required for any election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

2.11 Nomination of Directors. Subject to Section 2.16 of these By-Laws, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. The nomination for election to the Board of Directors of the Corporation at a meeting of stockholders may be made (i) pursuant to the notice of meeting (or supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise by or at the direction of the Board of Directors if properly brought before the meeting of stockholders, or (iii) by any stockholder of record of the Corporation who (a) was a stockholder of record at the time of giving of notice contemplated in this Section 2.11, (b) is entitled to vote for the election of directors at such meeting and (c) has complied with the notice procedures set forth in this Section 2.11. Clause (iii) of the preceding sentence shall be the exclusive means for a stockholder to make nominations for election of directors before a meeting of stockholders, and, unless the Board of Directors has determined that directors will be elected at a special meeting of the stockholders, no stockholder may nominate directors for election at any special meeting of the stockholders. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing, which shall include the information contemplated by this Section 2.11, delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and (a) with respect to an annual meeting held pursuant to Section 2.2 of these By-Laws, received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then such nomination shall have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure (as defined below) of the date of such meeting was made, whichever occurs first, and (b) with respect to a special meeting of the stockholders held pursuant to Section 2.3 of these By-Laws, at which the Board of Directors has determined that directors will be elected, received by the close of business on the 10th day following the day on which public disclosure of the date of such meeting was made. In no event shall any adjournment or postponement of an annual or special meeting of the stockholders or the announcement thereof commence a new time period for the delivery of such notice by a stockholder. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws.

A stockholder’s notice to the Secretary required under this Section 2.11 shall set forth (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Act”), including such person’s written consent to be named as a nominee and to serve as a director if elected, and (v) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, (ii) the class or classes and number of shares of the Corporation of each class which are, directly or indirectly, owned beneficially or of record by such stockholder or any Stockholder Associated Person (as defined below), (iii) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (each, a “Derivative Instrument”) directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation by the stockholder or any Stockholder Associated Person, (iv) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (v) any proportionate interest in shares of stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner, (vi) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments, (vii) any direct or indirect material legal, economic or financial interest of the stockholder or any Stockholder Associated Person in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination proposed by any stockholder under this Section 2.11, (viii) a representation by the stockholder that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (ix) a representation that the nominee is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (I) that has not been disclosed to the Corporation or (II) that could limit or interfere with such person’s ability to comply, if elected a director of the Corporation, with such person’s fiduciary duties under applicable law, (x) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of the Corporation’s voting shares representing at least sixty-seven percent (67%) of the voting power of the stock entitled to vote generally in the election of directors, and (xi) whether the stockholder intends to solicit proxies or votes in support of director nominees or nomination in accordance with Rule 14a-19 promulgated under the Act. If the stockholder holds its shares by or through a nominee, the information contemplated by this Section 2.11 shall be provided about each person who has sole or shared power to direct the voting or disposition of the shares of stock of the Corporation and each person who has a pecuniary interest in such shares of stock in lieu of the stockholder. In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, within ten (10) days of receipt of the form of questionnaire from the Corporation, and the Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Corporation.

A stockholder shall further update and supplement its notice of any nomination to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three (3) business days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven (7) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).

Subject to Section 2.16 of these By-Laws, the Certificate of Incorporation and applicable law, only persons nominated in accordance with procedures stated in this Section 2.11 shall be eligible for election as and to serve as a member of the Board of Directors. The chairman of the meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Act and the rules and regulations thereunder (including, where applicable, Rule 14a-19 of the Act).

For purposes of these By-Laws, (a) “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act, and (b) a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of the stockholder and (ii) any person acting in concert with such stockholder or any affiliate or associate of such stockholder with respect to the capital stock or any other security or Derivative Instrument of the Corporation.

2.12 Advance Notice of Business at Meetings. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before an annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must appear in person at the meeting to present a nomination or business; if the stockholder does not appear in person, such nomination shall be disregarded and/or such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Additionally, if such business relates to the election of directors of the Corporation, the procedures in Section 2.11 must be complied with. If such business relates to any other matter, the business must be a proper matter for stockholder action under the DGCL and the stockholder must have given timely notice thereof in writing to the Secretary with the information contemplated by this Section 2.12. The preceding sentence shall be the exclusive means for a stockholder to propose business (other than matters properly brought under Section 2.16 of these By-Laws or Rule 14a-8 under the Act and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.

To be timely, (a) with respect to an annual meeting held pursuant to Section 2.2 of these By-Laws, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is not held within thirty (30) days before or after such anniversary date, then for the notice by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first, and (b) with respect to a special meeting of the stockholders held pursuant to Section 2.3 of these By-Laws, to the extent that business may be properly brought before such meeting by a stockholder, a stockholder’s notice must be received by the close of business on the 10th day following the day on which public disclosure of the date of such meeting was made. In no event shall any adjournment or postponement of a meeting of the stockholders or the announcement thereof commence a new time period for the delivery of such notice by a stockholder.

A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before a meeting (a) a brief description of the proposal desired to be brought before the meeting and the reasons for making such proposal at the meeting, (b) the name and address of the stockholder making such proposal, (c) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such proposal, (e) any Derivative Instrument directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation by the stockholder or any Stockholder Associated Person, (f) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (g) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner, (h) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments, and (i) whether the stockholder intends to deliver a proxy statement and form of proxy to holders of the Corporation’s voting shares representing at least sixty-seven percent (67%) of the voting power of the stock entitled to vote generally in the election of directors in the case of a nomination or holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal in the case of other business. If the stockholder holds its shares by or through a nominee, the information contemplated by this Section 2.12 shall be provided about each person who has sole or shared power to direct the voting or disposition of the shares of capital stock of the Corporation and each person who has a pecuniary interest in such shares in lieu of the stockholder.

Notwithstanding anything in these By-Laws to the contrary, subject to the Certificate of Incorporation and applicable law, no business shall be conducted at any meeting except in accordance with the procedures set forth in this Section 2.12, except that nothing in this Section 2.12 shall effect any rights, if any, of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act, and Section 2.16 of these By-Laws. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a proposal was not properly brought before the meeting in accordance with the provisions of this Section 2.12, and if he or she should so determine, the chairman shall so declare to the meeting and any such proposal not properly brought before the meeting shall not be transacted, discussed or voted on. Notwithstanding the foregoing provisions of this Section 2.12, a stockholder must also comply with all applicable requirements of the Act and the rules and regulations thereunder.

2.13 Action without Meeting. Stockholders may not take any action by written consent in lieu of a meeting.

2.14 Organization. The Chairman of the Board of Directors, or in his or her absence the President shall call meetings of the stockholders to order, and act as chairman of such meeting; provided, however, that the Board of Directors may appoint any stockholder to act as chairman of any meeting in the absence of the Chairman of the Board of Directors. The Secretary of the Corporation shall act as secretary at all meetings of the stockholders; provided, however, that in the absence of the Secretary at any meeting of the stockholders, the acting chairman may appoint any person to act as secretary of the meeting.

2.15 Rule 14a-19(b). Without limiting the other provisions and requirements of this Article 2, unless otherwise required by law, if any stockholder (a) provides notice pursuant to Rule 14a-19(b) under the Act and (b) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Act, then the Corporation shall disregard any proxies or votes solicited for such stockholder’s nominees. Upon request by the Corporation, if any stockholder provides notice pursuant to Rule 14a-19(b) under the Act, such stockholder shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) under the Act.

2.16 Proxy Access.

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 2.16, the Corporation shall include in its proxy statement (including the proxy card) for such annual meeting, in addition to any persons nominated for election by the Board of Directors, including through a committee thereof, the name, together with the Required Information (defined below), of any person nominated for election (a “Stockholder Nominee”) to the Board of Directors by any stockholder or group of no more than twenty (20) stockholders (provided that a group of funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder) that satisfies the requirements of this Section 2.16 (the “Eligible Stockholder”), and who expressly elects at the time of providing a notice that names the Stockholder Nominee and otherwise satisfies the requirements of this Section 2.16 (the “Notice of Proxy Access Nomination”) to have the Stockholder Nominee included in the Corporation’s proxy materials (including the proxy card) pursuant to this Section 2.16. For purposes of this Section 2.16, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary of the Corporation concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the Act, and, if the Eligible Stockholder so elects, a written statement, not to exceed 500 words, for each of its Stockholder Nominee(s) (the “Statement”). Only one Statement may be submitted by an Eligible Stockholder (including any group of stockholders together constituting an Eligible Stockholder) in support of its Stockholder Nominee(s). Notwithstanding anything to the contrary contained in this Section 2.16, the Corporation may (1) omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law, regulation or listing standard, and (2) solicit against any Stockholder Nominee or include in the Corporation’s proxy statement its own statement or other information relating to any Eligible Stockholder or Stockholder Nominee.

(b) To nominate a Stockholder Nominee, the Eligible Stockholder must timely submit the Notice of Proxy Access Nomination to the Secretary of the Corporation at the principal executive offices of the Corporation. To be timely, the Notice of Proxy Access Nomination must be delivered to the Secretary of the Corporation no earlier than one hundred twenty (120) days and no later than ninety (90) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders, or, if the date of the annual meeting of stockholders is more than thirty (30) days before or after the anniversary date of the most recent annual meeting of stockholders, then not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or public disclosure of the date of such meeting was made, whichever occurs first. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a Notice of Proxy Access Nomination.

(c) The maximum number of Stockholder Nominees nominated by all Eligible Stockholders that will be included in the Corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two (2) or (y) twenty percent (20%) of the number of directors in office as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to and in accordance with this Section 2.16 (the “Final Proxy Access Nomination Date”), or if such a number is not a whole number, the closest whole number (rounding down) below twenty percent (20%). In the event that one or more vacancies for any reason occurs on the Board of Directors after the Final Proxy Access Nomination Date but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees included in the Corporation’s proxy materials shall be calculated based on the number of directors in office as so reduced. Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular meeting of stockholders but either (1) withdraws from or becomes ineligible or unavailable for election at the meeting or (2) does not receive at least twenty-five percent (25%) of the votes cast in favor of such Stockholder Nominee’s election will be ineligible to be a Stockholder Nominee pursuant to this Section 2.16 for the next two (2) annual meetings of stockholders following the meeting for which the Stockholder Nominee has been nominated for election. The following persons shall be considered Stockholder Nominees for purposes of determining when the maximum number of Stockholder Nominees provided for in this Section 2.16 has been reached: (w) any Stockholder Nominee whom the Board of Directors decides to nominate as a Board of Directors nominee, (x) any Stockholder Nominee who is subsequently withdrawn, (y) any director who had been a Stockholder Nominee at any of the preceding two (2) annual meetings and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors and (z) any director in office or director candidate that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to an agreement, arrangement or other understanding between the Corporation and a stockholder or group of stockholders, other than any such director who at the time of such annual meeting will have served as a director continuously, as a nominee of the Board of Directors, for at least two (2) annual terms. Any Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 2.16 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Corporation’s proxy statement. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.16 exceeds the maximum number of nominees provided for in this Section 2.16, the highest ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder will be selected for inclusion in the Corporation’s proxy materials until the maximum number is reached, proceeding in order of the amount (largest to smallest) of shares of common stock of the Corporation each Eligible Stockholder disclosed as owned in its respective Notice of Proxy Access Nomination submitted to the Corporation. If the maximum number is not reached after the highest-ranking Stockholder Nominee who meets the requirements of this Section 2.16 from each Eligible Stockholder has been selected, this process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Notwithstanding anything to the contrary contained in this Section 2.16, if the Secretary of the Corporation receives notice pursuant to Section 2.12 of these By-Laws that a stockholder intends to nominate one or more persons for election to the Board of Directors at such meeting, no Stockholder Nominees will be included in the Corporation’s proxy materials with respect to such meeting pursuant to this Section 2.16.

(d) For purposes of this Section 2.16, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of common stock of the Corporation as to which the stockholder possesses (1) the sole power to vote, or direct the voting of, and to dispose, or to direct the disposition of, and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such stockholder (or any of its affiliates) in any transaction that has not been settled or closed, (y) borrowed by such stockholder (or any of its affiliates) for any purposes or purchased by such stockholder (or any of its affiliates) pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of common stock of the Corporation or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have or if exercised would have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such stockholder’s (or its affiliates’) rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic interest in such shares by such stockholder (or affiliate). An Eligible Stockholder’s ownership of loaned shares shall be deemed to continue only during any period in which the Eligible Stockholder has loaned such shares, provided that (x) the Eligible Stockholder has the power to recall such loaned shares on not more than three (3) business days’ notice and recalls such loaned shares not more than three (3) business days after being notified that any of its Stockholder Nominee(s) will be included in the Corporation’s proxy materials and (y) to the extent the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement, such proxy, power of attorney, or other instrument or arrangement is revocable at any time by the Eligible Stockholder and such Eligible Stockholder revokes such proxy, power of attorney, or other instrument or arrangement not more than three (3) business days after being notified that any of its Stockholder Nominee(s) will be included in the Corporation’s proxy materials. Whether outstanding shares of common stock of the Corporation are “owned” for these purposes will be determined by the Board of Directors. For purposes of this Section 2.16, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations promulgated under the Act.

(e) In order to make a nomination pursuant to this Section 2.16, an Eligible Stockholder must have owned the Required Ownership Percentage (as defined below) of the Corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary of the Corporation in accordance with this Section 2.16 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 2.16, the “Required Ownership Percentage” is three percent (3%) or more, and the “Minimum Holding Period” is three (3) years. For purposes of determining the denominator to be used in calculating whether an Eligible Stockholder meets the Required Ownership Percentage, the Eligible Stockholder may rely on information about the outstanding shares of the Corporation, as set forth in the Corporation’s most recent quarterly or annual report, and any current report subsequent thereto, filed with the Securities and Exchange Commission pursuant to the Act, unless the Eligible Stockholder has reason to know that the information contained therein is inaccurate. Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.16 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.16.

(f) The Notice of Proxy Access Nomination must include: (1) in form and substance reasonably satisfactory to the Corporation, one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary of the Corporation, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date and immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders; (2) documentation in form and substance reasonably satisfactory to the Corporation demonstrating that any group of funds being counted as one stockholder in meeting the definition of Eligible Stockholder are entitled to be treated as one stockholder for purposes of this Section 2.16, (3) a copy of the Schedule 14N (or any successor form) that has been filed with the Securities and Exchange Commission as required by Rule 14a-18 under the Act (or any successor provisions); (4) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2.12 of these By-Laws; (5) in the case of a nomination by a group of stockholders, that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination; (6) the consent of each Stockholder Nominee to being named in the proxy statement as a nominee and to serving as a director if elected, in form and substance reasonably satisfactory to the Corporation; (7) a representation in form and substance reasonably satisfactory to the Corporation that the Eligible Stockholder (u) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (v) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (w) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.16, (x) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (y) agrees to comply with all applicable laws and regulations applicable to the use, if any, of soliciting material, and (z) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; (8) a statement as to whether the Eligible Stockholder intends to maintain qualifying ownership of the Required Shares for at least one year following the annual meeting; and (9) an undertaking in form and substance reasonably satisfactory to the Corporation that the Eligible Stockholder agrees to (x) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation and (y) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages, as incurred, in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.16. The Notice of Proxy Access Nomination must include a written representation and agreement from the Stockholder Nominee in form and substance reasonably satisfactory to the Corporation that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (2) has not during the past three (3) years, is not, and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable law, all applicable rules of the U.S. exchanges upon which the common stock of the Corporation is listed, and all of the Corporation’s publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, (4) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (5) will irrevocably resign, pursuant to a letter of resignation, with such resignation to become automatically effective upon determination by the Board of Directors (excluding for this purpose the Stockholder Nominee) that (x) such Stockholder Nominee or the applicable Eligible Stockholder has breached or has failed to comply with any of its or their obligations under this Section 2.16 or any of its or their representations or agreements set forth in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16), (y) any of the information in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16) was not, when provided, true and correct in all material respects or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances they were made, not misleading, or (z) the requirements of this Section 2.16 had not otherwise been met. At the request of the Corporation, each Stockholder Nominee for election as a director of the Corporation must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of directors and officers to the Secretary of the Corporation. The Corporation may request such additional information, or such of the foregoing information in a form provided by the Secretary upon written request, as necessary to permit the Board of Directors to determine if each Stockholder Nominee satisfies the requirements of this Section 2.16, which information the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit to the Secretary of the Corporation.

(g) In the event that any information or communications provided by the Eligible Stockholder or the Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the remedies available to the Corporation relating to any such defect.

(h) The Corporation shall not be required to include in its proxy materials for any meeting of stockholders, pursuant to this Section 2.16, a Stockholder Nominee (1) for which the Secretary of the Corporation receives a notice that a stockholder has nominated such Stockholder Nominee for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 2.12 of these By-Laws, (2) if the Eligible Stockholder who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in, another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Act in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee(s) or a nominee of the Board of Directors, (3) who is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors, (4) who does not qualify as a “non-employee director” under Rule 16b-3 of the Act, (5) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the common stock of the Corporation is traded, or any applicable state or federal law, rule or regulation, (6) who is currently or was within the last three (3) calendar years an officer, employee or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (7) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years, (8) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (9) if such Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was not true or correct in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, or (10) if such Stockholder Nominee or the applicable Eligible Stockholder has breached or has failed to comply with any of its or their obligations under this Section 2.16 or any of its or their representations or agreements set forth in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16) or any of the information in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16) was not, when provided, true or correct or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances they were made, not misleading, or the requirements of this Section 2.16 have not otherwise been met.

(i) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chair of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (1) the Stockholder Nominee(s) becomes ineligible or unavailable for election at the annual meeting, as determined by the Board of Directors or the chair of the meeting, (2) the Stockholder Nominee(s) and/or the applicable Eligible Stockholder shall have breached or failed to comply with any of its or their obligations under this Section 2.16 or any of its or their representations or agreements set forth in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16) or any of the information in the Notice of Proxy Access Nomination (or otherwise submitted pursuant to this Section 2.16) was not, when provided, true or correct or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances they were made, not misleading, or the requirements of this Section 2.16 have not otherwise been met, as determined by the Board of Directors or the chair of the meeting, or (3) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 2.16. In addition, the Corporation will not be required to include in its proxy materials any successor or replacement Stockholder Nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder.

(j) With respect to any particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.16.

(k) The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.16 and to make any and all determinations necessary or advisable to apply this Section 2.16 to any persons, facts or circumstances, including the power to determine whether: (i) a person or group of persons qualifies as an Eligible Stockholder, (ii) outstanding shares of the Corporation’s capital stock are “owned” for purposes of meeting the ownership requirements of this Section 2.16, (iii) a notice complies with the requirements of this Section 2.16, (iv) a person satisfies the qualifications and requirements to be a Stockholder Nominee, (v) inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards and (vi) any and all requirements of this Section 2.16 have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be conclusive and binding on all persons, including the Corporation and all record or beneficial owners of stock of the Corporation.

ARTICLE 3 - DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

3.2 Number; Election and Qualification. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. The directors need not be stockholders of the Corporation.

3.3 Terms of Office. Except as otherwise provided in the Certificate of Incorporation or these By-Laws, directors shall serve for a term ending on the date of the next annual meeting of stockholders following their election and until their successors shall have been elected and qualified, subject to their earlier death, resignation or removal.

3.4 Vacancies. Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal.

3.5 Resignation. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.6 Regular Meetings. The regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided, that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7 Special Meetings. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President), two or more directors or by one director in the event that there is only a single director in office.

3.8 Notice of Special Meetings. Notice of any special meeting of the Board of Directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. The notice shall be duly given to each director (i) by giving notice to such director in person or by telephone at least twenty four (24) hours in advance of the meeting, (ii) by sending a telegram, telecopy or telex, or delivering written notice by hand, to his or her last known business or home address at least twenty four (24) hours in advance of the meeting, or (iii) by mailing written notice to his or her last known business or home address at least seventy two (72) hours in advance of the meeting. A notice or waiver of notice of a special meeting of the Board of Directors need not specify the purposes of the meeting.

3.9 Meetings by Telephone Conference Calls. The Board of Directors or any members of any committee of the Board of Directors designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

3.10 Quorum. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the number of directors so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, other than announcement at the meeting, until a quorum shall be present.

3.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.

3.12 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board of Directors or committee of the Board of Directors, as applicable.

3.13 Removal. Notwithstanding any other provisions of the Certificate of Incorporation or these By-Laws, any director or the entire Board of Directors may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of all of the then outstanding shares of capital stock of the Corporation entitled to vote at an election of directors.

3.14 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors.

3.15 Compensation of Directors. The directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.16 Emergency By-Laws. In the event of any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), as a result of which a quorum of the Board of Directors or a standing committee thereof cannot readily be convened for action, then during such Emergency:

(a) Notice. A meeting of the Board of Directors or a committee thereof may be called by any director or officer by such means as may be feasible at the time, and notice of any such meeting of the Board of Directors or any committee may be given only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgment of the person calling the meeting, circumstances permit.

(b) Quorum and Authority. The director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate. Except as the Board of Directors may otherwise determine, during any Emergency, the Corporation and its directors and officers may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

(c) Liability. No officer, director or employee acting in accordance with this section shall be liable except for willful misconduct. No alteration, amendment or repeal to this Section 3.16 shall modify the prior sentence with regard to actions taken prior to the time of such alteration, amendment or repeal.

ARTICLE 4 - OFFICERS

4.1 Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors may appoint other officers with such titles and powers as it may deem appropriate, including, without limitation, one or more Vice Presidents and one or more Controllers.

4.2 Election. The Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

4.3 Qualification. No officer need be a stockholder of the Corporation. Any two or more offices may be held by the same person.

4.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified in the vote choosing or appointing him or her, or until his or her earlier death, resignation or removal.

4.5 Resignation and Removal. Any officer may resign by delivering his or her written resignation to the Corporation at its principal office or to the Chief Executive Officer or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer may be removed at any time, with or without cause, by vote of a majority of the entire number of directors then in office.

Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his of her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.

4.6 Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of Chief Executive Officer, President, Secretary and Treasurer. Each such successor shall hold office for the unexpired term of his or her predecessor and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

4.7 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board of Directors. If the Board of Directors appoints a Chairman of the Board of Directors, he or she shall perform such duties and possess such powers as are assigned to him or her by the Board of Directors.

4.8 Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless otherwise provided by the Board of Directors, he or she shall preside at all meetings of the stockholders and, if he or she is a director, at all meetings of the Board of Directors. The Chief Executive Officer shall perform such other duties and possess such other powers as the Board of Directors may from time to time prescribe.

4.9 President. The President shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer and when so performing shall have all the powers of and be subject to all the restrictions upon the office of Chief Executive Officer.

4.10 Chief Financial Officer. The Chief Financial Officer shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate all books and accounts of the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board of Directors or the Board of Directors; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the Corporation.

4.11 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other such title.

4.12 Controllers. Any Controller shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or any Vice President may from time to time prescribe.

4.13 Secretary. The Secretary shall perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to attend all meetings of stockholders and the Board of Directors and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

In the event of the absence, inability or refusal to act of the Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.14 Treasurer. The Treasurer shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of Treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts of such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation. Unless the Board of Directors has designated another officer as Chief Financial Officer, the Treasurer shall be the Chief Financial Officer of the Corporation.

In the event of the absence, inability or refusal to act of the Treasurer, the Board of Directors shall appoint a temporary treasurer, who shall perform the duties and exercise the powers of the Treasurer.

4.15 Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these By-Laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors.

4.16 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

ARTICLE 5 - CAPITAL STOCK

5.1 Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

5.2 Certificates of Stock. Every holder of stock of the Corporation shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him or her in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairman of the Board of Directors, the Chief Executive Officer or the President, and the Treasurer or the Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

5.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the Corporation or any transfer agent or registrar.

5.5 Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6 Dividends. Subject to limitations contained in the General Corporation Law of the State of Delaware, the Certificate of Incorporation and these By-Laws, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

ARTICLE 6 - GENERAL PROVISIONS

6.1 Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall be the 52- or 53-week year ending on the Sunday on or nearest to December 31 of each calendar year.

6.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

6.3 Form of Notice. Whenever any notice whatsoever is required to be given in writing to any stockholder by law, by the Certificate of Incorporation or by these By-Laws, such notice may be given by a form of electronic transmission if the stockholder to whom such notice is given has previously consented to the receipt of notice by electronic transmission.

6.4 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by telegraph, cable or any other available method, whether before, at or after the time stated in such waiver, or by the appearance of such person at such meeting in person or by proxy, shall be deemed equivalent to such notice. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

6.5 Voting of Securities. Except as the directors may otherwise designate, the Chief Executive Officer or Treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) at, any meeting of stockholders or shareholders of any other corporation or organization, the securities of which may be held by this Corporation.

6.6 Evidence of Authority. A certificate by the Secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.

6.7 Certificate of Incorporation. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended or restated and in effect from time to time.

6.8 Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(1) The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee of the Board of Directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

(2) The material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

6.9 Severability. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.

6.10 Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.11 Contracts. In addition to the powers otherwise granted to officers pursuant to Article 4 hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

6.12 Loans. The Corporation may, to the extent permitted by applicable law, lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a Director of the Corporation or its subsidiaries, whenever, in the judgment of the Directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

6.13 Inspection of Books and Records. The Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

6.14 Section Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

6.15 Inconsistent Provisions. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation, the General Corporation Law of the State of Delaware or any other applicable law, the provision of these By-Laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE 7 - AMENDMENTS

7.1 By the Board of Directors. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

7.2 By the Stockholders. These By-Laws may be altered, amended or repealed or new By-Laws may be adopted at a meeting at which a quorum is present by the affirmative vote of a majority of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof.

CERTIFICATE OF ADOPTION OF THE

FIFTH AMENDED AND RESTATED

BY-LAWS

OF

DOMINO’S PIZZA, INC.

The undersigned hereby certifies that they are the duly elected, qualified, and acting Executive Vice President, General Counsel and Corporate Secretary of Domino’s Pizza, Inc., a Delaware corporation (the “Corporation”), and that the foregoing amended and restated by-laws were adopted as the Corporation’s by-laws as of April 23, 2025, by the Corporation’s Board of Directors.

The undersigned has executed this Certificate as of April 23, 2025.

/s/ Ryan K. Mulally
By:	Ryan K. Mulally
Executive Vice President, General Counsel and Corporate Secretary

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